Exhibit 10.23

EXECUTION COPY

EMPLOYMENT AGREEMENT

(Steven Siegel)

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 1, 2011 by and between Brixmor Property Group, Inc. (the “Company”) and Steven Siegel (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall be employed by the Company for a period commencing on the date hereof (or such earlier date as Executive and the Company mutually agree upon) (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, the Employment Term shall be automatically extended for an additional one-year period commencing with the third anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date thereafter (each an “Extension Date”), unless the Company or Executive provides the other party hereto at least 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended (a “Notice of Non-Renewal”).

2. Position, Duties and Authority.

(a) During the Employment Term, Executive shall serve as the Company’s Executive Vice President, General Counsel and Secretary. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Chief Executive Officer of the Company (the “CEO”) and be consistent with the duties, functions, responsibilities and authority of an individual in Executive’s position at a portfolio company of a private equity firm. Executive shall report directly to the CEO.

(b) With respect to each full fiscal year during the Employment Term, Executive will devote his full business time and best efforts to the performance of Executive’s duties hereunder (excluding periods of vacation and sick leave) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from (i) accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, (ii) serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) managing personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not conflict or interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive or director of the Company in accordance with this Agreement or conflict with Section 6. Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in the first proviso of the first sentence of this Section 2(b).

(c) As of the start of the Employment Term, Executive’s principal place of employment shall be the Company’s offices located at 420 Lexington Avenue, New York, New York, subject to required travel.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $421,199, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, but in no event shall the Company be entitled to reduce Executive’s Base Salary.

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of performance objectives and targets (including the level of achievement required for Executive to earn the threshold, target and high performance objectives) adopted by the Board within the first three months of each fiscal year during the Employment Term. During each fiscal year, the minimum bonus payable to Executive if the threshold performance objectives and targets are achieved will be 49% of Executive’s Base Salary, the target bonus will be 65% of Executive’s Base Salary (the “Annual Target Bonus”) if target performance objectives and targets are achieved and the maximum bonus payable to Executive will be 85% of Base Salary if high performance objectives and targets are achieved; provided that, if the 2011-12 fiscal year is shorter than a full 12 months, (x) the Annual Bonus will be reduced proportionately (for example, if the 2011 fiscal year is only six months, the Annual Bonus will be 50% of the amount otherwise payable) and (y) all performance objectives and targets will be equitably adjusted by the Board’s compensation committee (or, if there is no such committee, the Board) to reflect a shorter year. The Annual Bonus, if any, shall be paid to Executive within two and one-half months after the end of the applicable fiscal year. Except as provided in Section 5, no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated.

4. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit, fringe and perquisite plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”), on generally the same terms and conditions as each of the Employee Benefits are made available to other senior executives of the Company (other than with respect to annual bonuses, incentive plans and severance plans (as well as any other terms and conditions specifically determined under this Agreement), the benefits for each which shall be determined instead in accordance with this Agreement).

(b) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

(c) Centro LTIP Payment. The Company agrees to pay or cause an affiliate to pay Executive $412,500 (the “Centro LTIP Payment”), as the amount of the final payment to which Executive is entitled under the Centro Long Term Compensation Plan. The Centro LTIP Payment shall be paid in a single lump-sum cash payment on July 31, 2012, provided that Executive remains employed with the Company through such date, except as provided in Section 5.

(d) Retention Bonus. The Company agrees to pay or cause an affiliate to pay Executive $725,914 in consideration of Executive entering into this Agreement (the “Retention Bonus”). The Retention Bonus shall be payable in two parts: (i) fifty percent (50% of the Retention Bonus shall be paid on the Effective Date (the “First Payment”) and (ii) except for such earlier payment as may be required by Section 5(d), the remaining fifty percent (50%) of the Retention Bonus shall be paid on June 28, 2013 (the “Second Payment”), provided that Executive remains employed with the Company though the date of the Second Payment, except as provided in Section 5.

(e) Brixmor LTIP Retention Payment. The Company agrees to pay or cause an affiliate to pay $400,000 to Executive as an LTIP retention award (the “LTIP Retention Payment”) if Executive remains employed by the Company through the first to occur of the following dates (such date, the “LTIP Vesting Date”): (i) June 28, 2014, (ii) the occurrence of a Change in Control (as defined below) and (iii) the date that is six months after a Public Offering (as defined in the Amended and Restated Limited Partnership Agreements, each dated as of November 1, 2011, of BRE Retail Holdco L.P. and Blackstone Retail Transaction II Holdco L.P.). The LTIP Retention Payment will be payable to Executive on the Company’s next regularly scheduled payroll date following the LTIP Vesting Date. “Partnerships” shall refer to BRE Retail Holdco L.P. and Blackstone Retail Transaction II Holdco L.P.

5. Termination.

(a) The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (other than as a result of a Constructive Termination). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(b) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 5(d)(i)).

(ii) Definition of Cause. For purposes of this Agreement, “Cause” shall mean (A) Executive’s repeated and willful refusal to undertake good faith efforts to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness or injury); (B) in connection with his employment, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct or any willful act or omission which is injurious in a non-de minimis manner to the financial condition or business reputation of the Company and its subsidiaries (taken as a whole); (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (D) Executive’s willful breach of any material provision of Section 7 of this Agreement, any breach of Section 6 of this Agreement or any breach of the representations in Section 9(l) of this Agreement. Any act or failure to act based upon express direction given pursuant to a resolution of the Board or upon the express instructions of the Chairman of the Board (provided that Executive was not the Chairman of the Board at the applicable time) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Under no circumstances shall poor performance of Executive or the Company be deemed to constitute “Cause.”

(iii) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A) no later than 10 days following the date of termination, the Base Salary through the date of termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the tax qualified employee benefit plans of the Company, payable in accordance with the terms and conditions of such tax qualified employee benefit plans (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive the Accrued Rights. Following such resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Disability or Death.

(i) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or injury (the “Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 3(a) until his employment is terminated pursuant to Section 5(a). For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, Executive’s duties under this Agreement due to a physical or mental illness or injury for a period of six consecutive months or for an aggregate of 12 months in any consecutive 24-month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, where such Disability or death occurs in connection with the performance of Executive’s duties hereunder (such Disability or death, a “Business Related Disability or Death”), Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) any portion of the Centro LTIP Payment remaining unpaid as of the date of termination;

(C) any portion of the Retention Bonus remaining unpaid as of the date of termination;

(D) no later than 10 days following the date of termination, a pro rata portion of the Annual Target Bonus, based on a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such fiscal year (the “Pro-Rated Bonus”);

(E) if Executive’s employment is terminated (i) prior to the LTIP Vesting Date or (ii) after the LTIP Vesting Date, but prior to the payment of the LTIP Retention Payment, an amount equal to the LTIP Retention Payment; and

(F) death or disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans and programs.

(iii) Upon termination of Executive’s employment hereunder for either Disability or death, other than for a Business Related Disability or Death, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) any portion of the Centro LTIP Payment remaining unpaid as of the date of termination;

(C) no later than 10 days following the date of termination, the Pro-Rated Bonus; and

(D) death or disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans and programs.

(d) By the Company Without Cause or Resignation by Executive as a Result of Constructive Termination.

(i) a “Constructive Termination” shall be deemed to have occurred upon (A) a material reduction in Executive’s Base Salary or Annual Target Bonus opportunity (as a percentage of Base Salary), or the failure of the Company to pay or cause to be paid Executive’s Base Salary, Annual Bonus, Retention Bonus, Centro LTIP Payment, or LTIP Retention Payment when due hereunder; (B) a material diminution in Executive’s authority or responsibilities from those described in Section 2 hereof; (C) the relocation of Executive’s primary office location to a location that is more than fifty (50) miles from the Executive’s primary office location as of the Effective Date; (D) the Company’s failure to pay or provide any material Employee Benefits required to be provided to Executive under this Agreement; (E) the issuance of a Notice of Non-Renewal by the Company to Executive pursuant to Section 1 of this Agreement; or (F) the Company’s failure to assign (by contract or by law) this Agreement to any Successor as required by Section 9(h) of this Agreement; provided that none of the events described in this Section 5(d)(i) shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Board written notice thereof prior to such date.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) the Pro-Rated Bonus;

(C) any portion of the Centro LTIP Payment remaining unpaid as of the date of termination; and

(D) any portion of the Retention Bonus remaining unpaid as of the date of Executive’s termination of employment;

(E) if Executive’s employment is terminated (i) prior to the LTIP Vesting Date or (ii) after the LTIP Vesting Date, but prior to the payment of the LTIP Retention Payment, an amount equal to the LTIP Retention Payment;

(F) continuation of medical, vision and dental group insurance coverage (as applicable), contingent on Executive electing continuation coverage under COBRA (including dependent coverage) for twelve (12) months (the “Continuation Period”) following the date of termination, with the Company reimbursing Executive on an after tax basis during the Continuation Period for the total amount of the monthly COBRA premiums payable by the Executive for such continued benefits in excess of the cost the Executive paid for such coverage (on a monthly premium basis) immediately prior to the date of termination; and

(G) subject to Executive’s continued compliance with Section 6 and material compliance with Section 7 hereof,

(i) if such termination of employment occurs on or within 45 days after the date of a Change in Control (as defined below) (a “Change in Control Termination”), a lump sum cash payment equal to the excess, if any, of (x) the Severance Target (as defined below) over (y) the sum of (A) the value (as calculated by reference to the prices paid in connection with the Change in Control transaction) of Executive’s Class B Units in the Partnerships (and/or any cash or property delivered in exchange for or as a distribution in respect of such Class B Units) and (B) an amount equal to the LTIP Retention Payment (if such LTIP Retention Payment has previously been made);

(ii) if such termination is not a Change in Control Termination, a lump-sum cash payment equal to the sum of (x) 200% of Executive’s Base Salary as of the date immediately prior to Executive’s termination of employment and (y) the sum of Executive’s Annual Bonuses payable (if any) in respect of the two fiscal years (the “Reference Fiscal Years”) immediately prior to the date of Executive’s termination of employment (or, if the date of Executive’s termination of employment occurs in 2011 or 2012, the sum of Executive’s Annual Bonuses will be deemed to be two times the Annual Target Bonus in lieu of the foregoing formulation)(the total of (x) and (y), the “Severance Target”); provided that if either Reference Fiscal Year is less than a full 12 months, then the Annual Bonus payable in respect of such fiscal year shall be annualized prior to making the foregoing calculation; and

(iii) “Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than The Blackstone Group L.P. (the “Sponsor”) or its affiliates; or (ii) any person or group, other than the Sponsor or its affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting equity of the Company, including by way of merger, consolidation or otherwise.

Such payment shall be paid to Executive on the 90th day immediately following the date of Executive’s termination of employment.

(e) Release. Amounts payable to Executive under Sections 5(c)(ii)(B), 5(c)(ii)(C), 5(c)(ii)(D), 5(c)(ii)(E), 5(c)(iii)(B), 5(c)(iii)(C), 5(d)(ii)(B), 5(d)(ii)(C), 5(d)(ii)(D), 5(d)(ii)(E), 5(d)(ii)(F) and/or 5(d)(ii)(G) (collectively, the “Conditioned Benefits”) are subject to (i) Executive’s execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 55 days of the date of termination and (ii) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Conditioned Benefits shall thereafter be provided to the Executive according to the applicable schedule set forth herein.

(f) Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(g) Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

(h) Certain Additional Payments.

(i) If at a time when the Company is a corporation for U.S. federal income tax purposes and stock in the Company is readily tradeable on an established securities market or otherwise, it shall be determined that any payment or distribution by the Company or its affiliates (or any other payor of a parachute payment with respect to the Company or its affiliates within the meaning of Treas. Reg. § 1.280G-1, Q&A-10) to or for the benefit of Executive (determined without regard to any additional payments required under this Section 5(h)) (a “Payment,” collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) to be paid by the Company to the relevant taxing authority on Executive’s behalf in an amount such that after payment by Executive of all taxes, including any income taxes and Excise Tax (and any interest and penalties imposed with respect thereto not resulting from Executive’s actions), imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(h), if it shall be determined that Executive is otherwise entitled to the Gross-Up Payment in accordance with this Section 5(h), but that the Parachute Value (as defined below) of all Payments does not exceed 120% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to Executive, and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. For purposes of this Section 5(h), (x) “Parachute Value” of a Payment shall mean the present value as of the date of the chance of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), and (y) the “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (or such other number used under Section 280G of the Code from time to time).

(ii) All determinations required to be made under this Section 5(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”); provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Section 5(h)(iii) below).

(iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 15 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 15- day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is required). If the Company notifies Executive prior to the expiration of such period that it desires to contest such claim, Executive shall fully cooperate with the Company in so contesting; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(iv) If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 5(h), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Section 5(h)(iii)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 5(h), a determination is made by the Internal Revenue Service that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(v) In no event will any Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which the related taxes on a Payment are remitted to the applicable taxing authority or, in the case of amounts relating to a claim described in Section 5(h)(iii) that does not result in the remittance of any taxes, the calendar year in which the claim is finally settled or otherwise resolved.

6. Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(a) Non-Competition.

(i) During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, any person or entity involved in the Business (as defined herein) within 25 miles of any location where the Company and its subsidiaries and, to the extent engaged materially in the Business, their respective affiliates (including The Blackstone Group L.P. and its affiliates) (collectively, the “Restricted Group”) engages in the Business. For purposes of this Agreement, “Business” shall mean the business of owning and operating retail shopping centers.

(ii) Notwithstanding the foregoing, Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries.

(iii) The period of time during which the provisions of this Section 6(a) shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(b) Non-Solicitation. During the Employment Term and the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person:

(i) solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries, or hire any such employee who was engaged in the Business and employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left such employment of the Restricted Group coincident with, or within one year prior to, the date of Executive’s termination of employment with the Company; or

(ii) intentionally encourage any material consultant engaged in the Business and retained by the Restricted Group to cease working with the Restricted Group.

(c) Notwithstanding anything to the contrary, the provisions of Section 6(a) shall expire at the end of the Employment Term if (i) at the end of the Employment Term, the Sponsor and its affiliates no longer beneficially own any equity interest in the Company or (ii) Executive’s employment is terminated by the Company for Cause.

(d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Section 6 is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply with such deletion or modification as such court may judicially determine or indicate to make the Agreement valid and enforceable. The restrictions contained in this Section 6 shall be construed as separate and individual restrictions and shall each be capable of being reduced in application or severed without prejudice to the other restrictions contained in this Section 6 or to the remaining provisions of this Agreement.

(e) Notwithstanding any provision of this Agreement to the contrary, the restrictions contained in this Section 6 shall be immediately void and unenforceable upon any failure by the Company to pay the amounts specified in Section 5(d)(ii) (if applicable) when due under this Agreement (unless such amounts are paid in full within 5 days after written notice by Executive to the Company specifying such failure to pay).

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company), disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that he may obtain during his employment by the Company to any other Person, except (A) in connection with performing his duties for the Company or its subsidiaries, (B) to the Company or its subsidiaries, or to any authorized (or apparently authorized) agent or representative of any of them, (C) when required to do so by law or regulation or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to communicate, divulge or make accessible any such confidential information, (D) in the course of any proceeding under Section 9(d) of this Agreement or to defend the Executive’s rights, or (E) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. For purposes of this Agreement,

“Confidential Information” shall mean any proprietary or confidential information of the Company and its subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its affiliates, other than as a result of Executive’s violation of this Section 7, or not otherwise considered confidential by persons within such trade or industry.

(ii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, minor children, parents and spouse’s parents) and legal, financial or other professional advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 6 and 7 of this Agreement; provided they agree to maintain the confidentiality of such terms. This Section 7(a)(ii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the Business of the Company and its subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(ii) hereof).

8. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon any breach of Section 6 or any material breach of Section 7 of this Agreement, Executive shall promptly return to the Company upon request all cash payments made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant governmental authority, in which case such tax amounts also shall be returned to the Company). Any determination under Section 5(d)(ii)(G) or this Section 8 of whether the Executive is in compliance with Section 6 hereof and material compliance with Section 7 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction.

9. Miscellaneous.

(a) Mutual Non-Disparagement. Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees, officers or directors (it being understood that comments made in the Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). The Company shall instruct its executive officers and directors to refrain from intentionally making any public communication outside the ordinary course of such person’s business that is intended to criticize or disparage, or has the effect of criticizing or disparaging, Executive. Nothing set forth herein shall be interpreted to prohibit either party from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

(b) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment with the Company or service as a member of the Board to the extent provided under the Company’s charter, by-laws and applicable law, and shall promptly advance to Executive or Executive’s heirs or representatives all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, upon receipt by the Company of a written request with appropriate documentation of such Expenses, and an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses. During the Employment Term and for a term of six years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(d) Jurisdiction; Venue. Except as otherwise provided in Section 8 in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Southern District of New York or any state court in the First Judicial Department over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of New York, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(k).

(e) Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company, and supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its current or former affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its current or former affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(f) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(i) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates, except to the extent such set-off would result in a violation of Section 409A of the Code (as defined below). Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor. Any amounts due under Section 5 of this Agreement are considered reasonable by the Company and are not in the nature of a penalty.

(j) Compliance with Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (D) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Effective Date).

(v) For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(k) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Brixmor Property Group, Inc.

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: William J. Stein

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(l) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that he is not subject to any restrictions on his ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRIXMOR PROPERTY GROUP, INC.

/s/ Michael Carroll
By:
Title:

EXECUTIVE

/s/ Steven Siegel
Steven Siegel

Exhibit I

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to Brixmor Property Group, Inc. (the “Company”) as of this [—] day of             , 201[    ], by Steven Siegel (the “Executive”). The Executive agrees as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the [—] day of             , 201[    ] (the “Termination Date”) pursuant to Section [    ] of the Employment Agreement between the Company and Executive dated July     , 2011 (“Employment Agreement”).

2. In consideration of the payments, rights and benefits provided for in Sections 5(c)(ii)(B), 5(c)(ii)(C), 5(c)(ii)(D), 5(c)(ii)(E), 5(c)(iii)(B), 5(c)(iii)(C), 5(d)(ii)(B), 5(d)(ii)(C), 5(d)(ii)(D), 5(d)(ii)(E), 5(d)(ii)(F) and/or 5(d)(ii)(G) of the Employment Agreement (collectively, as applicable, the “Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, or (iv) any fully vested and nonforfeitable rights of the Executive as a shareholder of the Company or its affiliates.

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

8. This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

9. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

10. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

2

Executive has executed this Release as of the day and year first written above.

EXECUTIVE

Steven Siegel

3